Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 13, 2024 with respect to the consolidated financial statements of Anteris Technologies Ltd and subsidiaries, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus incorporated herein by reference from the Registration Statement on Form S-1, as amended (file number 333-283414).

/s/ KPMG

KPMG

Brisbane, Australia

December 16, 2024